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Village Farms Announces Election of Directors and

Results of Annual Meeting of Shareholders

VANCOUVER, British Columbia, June 2, 2026 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced the voting results from its annual meeting of shareholders held earlier today (the "Meeting"). A total of 57,069,476 common shares of the Company, representing 49.93% of the issued and outstanding common shares of the Company, were voted in connection with the Meeting by shareholders and proxy holders.

All of the matters put forward before the Company's shareholders for consideration and approval, as set out in the Company's proxy statement dated April 29, 2026 (the "Proxy Statement"), were approved by the requisite majority of votes cast at the Meeting. Directors were elected as follows:

Nominee	Proxy Votes For	Proxy % For	Proxy Votes Withheld	Proxy % Withheld
John R. McLernon	20,796,037	89.17%	2,526,189	10.83%
John P. Henry	20,793,950	89.16%	2,528,276	10.84%
David Holewinski	20,924,980	89.72%	2,397,247	10.28%
Kathleen M. Mahoney	22,872,105	98.07%	450,121	1.93%
Christopher C. Woodward	20,819,241	89.27%	2,502,985	10.73%
Carolyn Hauger	22,969,457	98.49%	352,766	1.51%
Michael A. DeGiglio	23,080,981	98.97%	241,245	1.03%

KPMG LLP was also re-appointed auditor of the Company to hold office until the next annual meeting of shareholders and the directors were authorized to fix the auditor's remuneration.

Final voting results of all matters voted on at the Meeting will be filed with the Securities and Exchange Commission and will be available at www.sec.gov, and will also be filed in Canada on SEDAR (www.sedarplus.ca) later today.

About Village Farms International, Inc.

Village Farms is a global leader in cannabis, plant-based consumer packaged goods, and sustainable innovation. With a legacy built on decades of Controlled Environment Agriculture expertise and Dutch farming practices, today the Company is one of the world’s largest and most profitable cannabis operators with an asset portfolio that spans over 7 million square feet of advanced greenhouse and indoor cultivation assets.

In Canada, Village Farms operates the world’s largest EU-GMP certified cannabis facility at its production campus in Delta, British Columbia, and exports products to international medical markets. The Company is also a market share leader in dried flower formats and produces and distributes some of the country’s highest quality and best-selling strains, including its flagship Pure Sunfarms Pink Kush, one of the most widely consumed strains on the planet. Village Farms’ Canadian brand portfolio includes Pure Sunfarms, Fraser Valley Weed Co., Soar, Super Toast, Pure Laine, Tam Tams and Promenade.

In the Netherlands, the Company is one of only ten licensed operators in the country’s regulated cannabis program, and in the United States its CBDistillery brand is one of the country’s premier cannabinoid wellness platforms, and it also holds equity interests in cannabis businesses in Australia and Germany. Beyond cannabis, the Company’s Clean Energy division transforms landfill gas into renewable natural gas, and it also holds an equity interest in Verdexa Holdings (formerly

Vanguard Food LP), a private venture pursuing strategic acquisitions to build a premier branded food platform in North America.

Contact Information

Sam Gibbons Senior Vice President, Corporate Affairs Phone: (407) 936-1190 ext. 328 Email: sgibbons@villagefarms.com Danielle Allore Senior Manager, Communications Email: dallore@villagefarms.com